Exhibit 3

                            RH Underwriting Agreement


                          INVESTMENT BANKING AGREEMENT


This Investment Banking Agreement (the "Agreement") is made and entered into this eleventh day of September, 1999, between Power Source Corp. ("Company"), on the one hand, and RH Investment Corporation which is a member in good standing of the National Association of Securities Dealers, Inc. ("Banker"), on the other hand.

In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. PURPOSE: Company hereby employs Banker to render investment banking services to Company relating to financial planning and capital procurement for the Company, upon the terms and conditions as set herein. Specifically, Banker will assist the Company on a best efforts basis to raise up to FIVE MILLION DOLLARS and NO/1OO ($5,000,000) ("Bridge Financing"). It is our intention to use as our investment vehicle, for the Bridge Financing, a Reg D Private Offering. Banker intends to structure the private offering as common stock with an attached warrant exercisable at the public offering price of the existing Shares. The final structure of the Private Offering will be detailed in a separate agreement. Fees paid to Banker for the Private Offering shall be detailed in a separate agreement. The Banker will undertake a due diligence review of the Company to verify the feasibility of the project. In addition, upon the successful conclusion of the Bridge Financing, Banker intends to assist the Company on a best efforts basis as Managing Underwriter, in the formation of a selling syndicate and a secondary public offering.

However, Banker is under no obligation by virtue of this Agreement to undertake any offering on behalf of the Company, and the details and commitment for any such undertaking will be pursuant to a separate agreement entered into by the Parties.

2. TERMS: This Agreement shall be effective for a period of six months from the execution of this document and either party may terminate this agreement upon thirty days written notification.

3.       DUTIES OF THE BANKER:

a) In performing its duties pursuant to this Agreement, Bank shall provide Company with the benefits of its reasonable judgement and efforts. Banker and its employees and agents shall be given reasonable access to Company's officers, premises and records.

b) The Company ackowledges that Banker will sponsor the Company, so that it may attend the Regional Investment Bankers Quarterly Investment Conference, November 16-18, 1999 to be held in Newport Beach, California. Specific expenses relating to travel, lodging, meals, entertainment, etc. for the duration of the Conference, shall be the responsibility of the Company.
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4. COMPENSATION:

a) For this accommodation and other valued services rendered by the Banker to the Company pursuant to this Agreement, upon execution hereof, the Company shall pay to Banker a fee of FIVE THOUSAND DOLLARS AND NO CENTS ($5,000) prior to Banker performing its due diligence, and for ongoing consu1tation and services. This initial retainer shall be paid by Company as TWENTY FIVE HUNDRED DOLLARS AND NO CENTS ($2,500.00) in cash or check and the balance in the equivalent of TWENTY FIVE HUNDRED DOLLARS AND NO CENTS ($2,500.00) of the Company's publicly trading stock.. Said stock shall be delivered to Banker in "free and clear" form without encumbrances that would disable Banker from selling said stock any time at its discretion. In addition, Company shall pay to Banker FIVE THOUSAND DOLLARS AND NO CENTS ($5,000.00), on the fifteenth of each and every month, with payment in the form specified for the initial retainer (see above), commencing on October 15, 1999, for ongoing consultation and financial advice. Said monthly payments shall continue up to the date of the commencement of the public offering. A pro rata amount shall be calculated for the final monthly payment.

b) Company shall reimburse Banker for out-of-pocket expenses (including without limitation reasonable attorney's fees and industry experts) incurred by Banker in connection with the services rendered by Banker pursuant to his Agreement within 15 days after each written invoice detailing such expenses is delivered to Company by Banker. Any expenditure in excess of ONE THOUSAND DOLLARS AND NO CENTS ($1,000.00) will require Company approval.

5. PROPRIETARY INFORMATION: Banker agrees that it will not sell, use in any manner, not authorized in writing by Company, or disclose any of the Company's trade secrets or any other proprietary information obtained by Banker during its employment by Company pursuant to this Agreement including & without limitations, information concerning the Cornpany's current or any future and proposed operations, services or products ("Confidential Information"). Confidential information shall not include information or material that (i) is now or later becomes generally known to the public (other that as a result of a breach of this Agreement); (ii) is independently developed by Banker without use of the Confidential Information; (iii) is lawfully obtained by Banker from a third party who has lawfully obtained such information; (iv) is later published or generally disclosed to the public by the Company ; (v) is already kmown or available to the Banker at the time of its disclosure, (vi) is approved for release by prior written authorization of Company; or (vii) is required to be disclosed pursuant to any applicable statute, law, rule or regulation of any governmental authority or pursuant to any order of any court of competent jurisdiction, provided that Banker shall advise Company of the requirement for disclosure in sufficient time to apply for such legal protection as may be available with respect to the confidentiality of the Confidential Information.

6. RIGHT OF FIRST REFUSAL: In consideration for the services to be rendered by the Banker pursuant to this Agreement, company agrees that, for a period of three years following the date of this Agreement, Banker shall have the first refusal to be the Company's exclusive Banker with respect to any offer or sale of securities by Company, whether by means of public or private offering or a transaction pursuant to Regulation S under the Securities Act of 1933, as amended.

7. AVAILABIL1TY OF INFORMATION. It is understood and agreed between the Company and Banker that all documents and other information relating to the Company's affairs will be made available upon request to Banker and its counsel, and copies of any such documents will be furnished upon request to Banker or its counsel.

8 CONFLICT WITH LAW: It is understood that if any provision of this Agreement conflicts with the Securities Act of 1933, as amended, any rule or regulation under such Securities Act, the blue sky laws of any state in which the proposed offering is to be qualified, the National Association of Securities Dealers, Inc., or any other governmental authority either federal or state, possessing jurisdiction over the sale and issuance of such securities, the Company shall meet with Banker and amend this Agreement to comply with such regulation.

8. ARBITRATION.. Any Controversy or claim arising out of or relating to the compensation to be paid by Company or the services rendered by Banker pursuant to the terms of this Agreement, or otherwise related to the compliance by either party with its obligations hereunder, shall be settled by binding arbitration in Los Angeles, California, in accordance with the rules of the American
Arbitration Association, and iudgement on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Any party to this Agreement may submit to arbitration any controversy or claim.

9. ASSIGNMENT.. This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without the prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the parties.
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10. CAPTIONS: The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatever to modify or explain or place any consruction upon any of the provisions of this Agreement.

11. ATTORNEY'S FEES: in the event any party hereto shall institute an action to enforce any rights hereunder, the prevailing party in such action shall be entitled and the arbitrator(s) or Court shall award, in addition to any other relief awarded by the arbitrator(s) or the Court, reasonable attorneys fees, costs and expenses as the arbitrator(s) or the Court may award.

12. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the parties, and there are no representations, warranties or other agreements between the parties in connection with the amendment, waiver or termination of the Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provision hereof (whether or not similar), nor shall waiver constitute a continuing waiver.

13. NOTICE: Any notice, instruction or communication required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed received when personally delivered by the Federal Express or any other reputable overnight delivery service, or three days after deposit in the United States mail by certified or express mail, return receipt requested first class postage prepaid, to the address specified herein or otherwise as such party may request by written notice.

14. GOVERNING LAWS: The parties hereto hereby agree that this Agreement shall be governed by the Laws of the State of California.



15.  INDEMNIFICATION:  The  undersigned,  as agent  for  Company  agrees to hold harmless the Banker and all of its affi1iates, attorneys, accountants, associates, employees, officers, directors and/or agents from any liability, claims, costs, damages, losses or expenses incurred or sustained by it or them as a result of Banker's actions, advice, consultations, representations, introductions, performances or the lack thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written.

         POWERSOURCE CORP


         By: /s/ Illya Bond
         Ilya Bond - CEO

         Date: September 11,1999


         RH INVESTMENT CORP.


          By: /s/ Stuart S. Greenberg
          Stuart S. Greenberg
          Managing  Director  Investment  Banking Division

             Date: September 11,1999
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